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                         FIRST FEDERAL BANCSHARES, INC.

                              FOR IMMEDIATE RELEASE
                                   MAY 6, 2003

Contact:
James J. Stebor, President and CEO
Phone: (309) 776-3225

                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              1ST QUARTER EARNINGS


Colchester, Illinois - May 6, 2003 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced earnings per share of $.33 or $617,000 for the quarter ended March 31, 2003 compared to $.28 or $517,000 for the quarter ended March 31, 2002. Diluted earnings per share were $.32 and $.27 per share for both periods, respectively. The increase in net income is primarily a result of increases in net interest income and non-interest income, offset by increases in noninterest expense and the income tax provision.

On November 22, 2002, the Company acquired PFSB Bancorp, Inc. (OTCBB: PFSI), Palmyra, Missouri. As a result of the acquisition, PFSB has been merged with and into First Federal Bancshares and PFSB's wholly owned subsidiary, Palmyra Savings, has been merged with and into First Federal Bank, a wholly owned subsidiary of First Federal Bancshares. As a result of the merger, First Federal Bank now operates out of nine offices, its six offices in west-central Illinois and the three former Palmyra Savings offices in northeastern Missouri.

Net interest income for the quarter ended March 31, 2003 totaled $2.2 million compared to $1.7 million for the prior year quarter. The increase in net interest income was primarily a result of two factors. First, net interest income increased due to the increase in the average balance of interest-earning assets and interest-bearing liabilities as a result of the PFSB acquisition, partially offset by a 5 basis point decrease in the net interest margin to 2.90%. In addition, the net interest spread increased to 2.56% for the quarter ended March 31, 2003 from 2.40% for the same period in 2002. The increase in the spread was largely due to the decrease in the cost of funds exceeding the decrease in the yield on interest-earning assets as interest-earning assets and interest-bearing liabilities repriced downward in reaction to the continued decreasing interest rate environment.

Noninterest income increased to $198,000 for the three-month period ended March 31, 2003 compared to $108,000 for the same period in 2002. The increase was primarily a result of a $43,000 increase in net gains on the sale of securities, a $15,000 increase in services charges, a $17,000 increase in other fee income, and a $15,000 increase in other income. Increases in service charges and fee income were largely a result of the acquisition of PFSB resulting in fee income related to deposits acquired.

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Noninterest expense increased to $1.4 million for the quarter ended March 31,
2003, compared to $1.0 million for the prior year quarter. The increase resulted from increased compensation and benefits expense of $245,000 associated with an increase in the number of employees due to the PFSB acquisition and increased expenses associated with employee benefits, including health insurance and retirement funds.

Total assets were $318.5 million at March 31, 2003 compared to $316.4 million at December 31, 2002. The increase in cash and cash equivalents of $.6 million reflects excess operating cash resulting from the timing of loan prepayments and an increase in customer deposits. Loans decreased $9.8 million primarily as a result of portfolio loans refinancing into the Federal Home Loan Bank Mortgage Partnership Finance program and also to other competitors due to the lower interest rate environment.

During the first quarter of 2003, the Company reevaluated the classification of the securities portfolio. As a result of the acquisition of PFSB, changes in the structure of the balance sheet, and for asset/liability management purposes, management revised the Company policy to classify all securities as available for sale. Effective January 31, 2003, the Company reclassified all of its securities held-to-maturity to securities available-for-sale. The securities that were reclassified had a book value of $24.2 million and a fair value of $24.5 million as of that date. The reclassification of these securities resulted in a decrease in securities held-to-maturity of $24.5 million from December 31, 2002 to March 31, 2003, and the majority of the $35.2 million increase in available-for-sale securities during the same period.

Stockholders' equity increased to $47.7 million at March 31, 2003 from $47.0 million at December 31, 2002 as a result of net income of $617,000 for the three months and a decrease in the fair value of securities available-for-sale, net of tax, of $12,000.

During the quarter ended December 31, 2001, the Company recorded an impairment loss of $596,000 related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in relationship to these certificates of deposit. The Company received a check in the amount of $355,000 during April 2003 as an initial distribution of receivership assets. This distribution represents 59.6% of the allowed claim. There has been no indication at this time as to what amounts the Company might further recover in the future with respect to these certificates of deposit.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with five additional full-service west-central Illinois branches located in Quincy
(2), Mt. Sterling, Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.


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                         FIRST FEDERAL BANCSHARES, INC.
                         SELECTED FINANCIAL INFORMATION
                                   (UNAUDITED)


                                                     MARCH 31,                    DECEMBER 31,
                                                       2003                         2002
                                                       ----                         ----
                                                                  (In thousands)

SELECTED FINANCIAL CONDITION DATA
---------------------------------
Total assets                                     $     318,491                   $     316,400
Cash and cash equivalents                               43,446                          42,827
Loans receivable, net                                  140,510                         150,269
Securities                                             126,736                         116,033
Deposits                                               265,386                         263,834
Advances from Federal Home Loan Bank                     4,000                           4,000
Shareholders' equity                                    47,682                          47,031



                                              THREE MONTHS ENDED                 THREE MONTHS ENDED
                                                MARCH 31, 2003                     MARCH 31, 2002

                                                                  (In thousands)
SELECTED OPERATIONS DATA
------------------------
Total interest income                            $       4,032                   $       3,276
Total interest expense                                   1,815                           1,537
                                                 -------------                   -------------
Net interest income                                      2,217                           1,739
Provision for loan losses                                    -                               7
                                                 -------------                   -------------
Net interest income after provision
   for loan losses                                       2,217                           1,732
Noninterest income                                         198                             108
Noninterest expense                                      1,423                             981
                                                 -------------                   -------------
Income before taxes                                        992                             859
Income tax provision                                       375                             342
                                                 -------------                   -------------
Net income                                       $         617                   $         517
                                                 =============                   =============

Earnings per share
   Basic                                         $         .33                             .28
   Diluted                                                 .32                             .27


                                              THREE MONTHS ENDED                 THREE MONTHS ENDED
                                                 MARCH 31, 2003                     MARCH 31, 2002

SELECTED FINANCIAL RATIOS (1)
-----------------------------
Return on average assets                                   .78%                            .86%
Return on average equity                                  5.22                            4.70
Average equity to average assets                         14.93                           18.24
Interest rate spread during the period                    2.56                            2.40
Net interest margin                                       2.90                            2.95
General and administrative expenses
  to average assets                                      1.80                             1.63
Efficiency ratio (2)                                     58.91                           53.11

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



                                                         AS OF                      AS OF
                                                      MARCH 31, 2003             MARCH 31, 2002
                                                      --------------            --------------

Non-performing assets to total assets                         .60%                    .17%

Book value per share(3)                              $      25.51                   25.08

Number of shares outstanding for book value
  computation                                        1,869,137                  1,874,730


(1) ALL APPLICABLE QUARTERLY RATIOS REFLECT ANNUALIZED FIGURES.
(2) Represents noninterest expense divided by net interest income plus noninterest income.
(3) Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.